Exhibit 99.1

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

FIRST REGIONAL BANCORP POSTS RECORD FIRST QUARTER RESULTS

CENTURY CITY, CALIFORNIA, APRIL 15, 2004 – First Regional Bancorp (Nasdaq: FRGB) today announced sharply higher first quarter earnings, reflecting continued strong growth in assets, deposits and loans.

Quarterly highlights included the following:

•                  Net income (dollars) rose 82% from the prior year level;

•                  Total assets, deposits and loans posted increases of 72%, 63% and 79%, respectively;

•                  Successful financing raised nearly $25 million, strengthening the capital base to support ongoing growth;

•                  An experienced senior banker has been appointed to develop attractive new geographic markets.

For the three months ended March 31, 2004, First Regional’s net income totaled $1,662,000, equal to $0.50 per share (diluted), compared to $913,000 or $0.33 per share (diluted) for the corresponding quarter a year ago.

Jack A. Sweeney, chairman and chief executive officer, commented:  “We are pleased by First Regional’s continued ability to post robust gains in earnings as we implement expansion strategies designed to position the bank for further profitable growth.”

Mr. Sweeney continued: “While we have built our corporate infrastructure to keep pace with that growth, we have benefited from improved operational efficiency and economies of scale.  Our strong growth and increasing profitability also reflect the contributions of our regional offices and business units, each of which has the potential for further expansion and greater market penetration.”

In March 2004, First Regional raised approximately $25 million through the private placement of 583,465 common shares and trust-preferred securities.  Mr. Sweeney commented:  “A sound capital base is essential for our continued progress.  The institutional investors who participated in our capital transactions rank among the nation’s most respected fund managers.  We acknowledge once again the outstanding expertise and professionalism of the investment bankers at Keefe, Bruyette & Woods, who assisted us in these financing transactions.  Most of the net proceeds were contributed to the capital of our subsidiary, First Regional Bank, substantially strengthening its ability to support further growth.”

Mr. Sweeney also announced the appointment of Klaus Schilling as executive vice president:  “We are delighted to welcome Klaus Schilling to the First Regional team.  Klaus comes to First Regional after serving as president of a leading southern California bank.  He is an experienced and respected banker who brings a distinguished history of achievement to his new post, and will lead our expansion into a number of attractive new regions.”

Mr. Sweeney concluded:  “The year is off to a promising beginning, and we are enthusiastic about our prospects for continued progress as 2004 unfolds.  At this point, we are on target to achieve our objectives for the year.  Nevertheless, the future remains unpredictable, whether in terms of the economy, interest rates, or world events, and our performance could be impacted by unforeseen developments in these or other areas.

“As a management team, our primary goal is to build further value for shareholders.  We have a strong track record in this respect, having increased shareholder value approximately five fold over the past three years.  While past results are not necessarily indicative of future performance, we will continue to adhere to our conservative and proven strategies as we pursue the attractive opportunities that we believe are available to us.”

First Regional Bancorp is a bank holding company headquartered in Century City.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

(over)

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of March 31	2004	2003

ASSETS:
Cash and due from banks	$39,327	$29,803
Investment securities	4,870	6,825
Funds sold	0	4,765
Federally guaranteed loans	8,642	14,477
Other loans, net	782,987	427,154
Premises and equipment	1,965	1,628
Other real estate owned	0	0
Other assets	20,006	13,789

Total assets	$857,797	$498,441

LIABILITIES AND CAPITAL:
Demand deposits	$254,515	$174,807
Savings deposits	35,608	26,371
Money market deposits	295,391	197,101
Time deposits	142,988	48,291

Total deposits	728,502	446,570

Funds purchased	0	0
Federal Home Loan Bank advances	32,500	0
Subordinated debentures	35,000	12,500
Other liabilities	8,846	8,294

Total liabilities	804,848	467,364

Stated capital	32,343	15,626
Retained earnings	20,606	15,450
Net unrealized gains (losses) on available-for-sale securities	0	1

Total capital	52,949	31,077

Total liabilities and capital	$857,797	$498,441

Book value per share outstanding	$15.44	$10.95

Total shares outstanding	3,429,559	2,838,864

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended March 31
	2004	2003

Interest and fees on loans	$10,663	$6,542
Interest on funds sold	33	61
Interest on securities	16	14

Revenue from earning assets	10,712	6,617

Interest on deposits	992	514
Interest on subordinated debentures	375	152
Interest on FHLB advances	145	0
Interest on funds purchased	1	2

Cost of funds	1,513	668

	9,199	5,949

Provision for loan losses	887	300

Net revenue from earning assets	8,312	5,649

Other revenue	1,319	1,008

Salaries and related benefits	4,534	3,323
Occupancy expense	425	345
Other operating expenses	1,882	1,440

Total operating expenses	6,841	5,108

Income before provision for taxes	2,790	1,549

Provision for income taxes	1,128	636

Net income	1,662	$913

(over)

	(000’s omitted)
	Three Months Ended March 31
	2004	2003

Net income per share
Basic	0.59	$0.34
Diluted	0.50	$0.33

Average shares outstanding	2,828,975	2,668,402
Diluted average shares	3,573,958	2,754,824

RATIO ANALYSIS

Return on Average Equity (%)	17.93	13.67
Return on Average Assets (%)	0.81	0.73
Efficiency Ratio (%)	65.04	73.42
Assets per Employee ($000s)	5,167	3,665

Nonperforming Assets ($000s)	651	85
Reserve for Loan Losses ($000s)	8,659	5,800
Nonperforming Assets / Gross Loans (%)	0.08	0.02
Reserve for Loan Losses / Nonperforming Assets (%)	1330.11	6823.53
Reserve for Loan Losses / Gross Loans (%)	1.08	1.30

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.